Exhibit 99.1

MISTRAS Group Announces Third Quarter 2020 Results
November 4, 2020
Sequential Quarterly Revenue Growth of 18.9%;
Year over Year Quarterly Gross Profit Margin Increased by 190 bps and SG&A expense decreased by 12.3%;
Continued Positive Quarterly Operating Cash Flow, Free Cash Flow and Debt Reduction

PRINCETON JUNCTION, N.J., November 4, 2020 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" global multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its third quarter ended September 30, 2020.

Highlights of the Third Quarter 2020*
•Revenue of $147.9 million, a decrease of 23.0% year over year, but an increase of 18.9% sequentially
•Gross profit margin of 32.0%, a 190 basis point increase
•SG&A expenses of $37.1 million, a decrease of $5.2 million or 12.3%
•Net income of $1.6 million or $0.05 per share
•Adjusted EBITDA of $17.4 million
•Operating cash flow of $6.9 million

Highlights for the Year-to-Date 2020*
•Revenue of $431.8 million, a decrease of 24.2%
•Gross profit margin of 29.9%, a 60 basis point increase
•SG&A expense of $116.3 million, a reduction of $9.7 million or 7.7%
•Operating cash flow of $41.8 million, an increase of 3.2%
•Free cash flow of $30.8 million, an increase of 36.9%
•Debt repayment of $18.8 million
* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.
For the third quarter of 2020, consolidated revenue was $147.9 million compared to $192.2 million in the prior year period, a decrease of 23% year-over-year. Sequentially however, third quarter revenue increased 18.9% over the second quarter of 2020 reflecting a modest rebound in end markets and continued share gains. For the third quarter, consolidated gross profit margin improved by 190 basis points to 32.0% from 30.1% in the same quarter a year ago. Gross profit margin expansion continues to reflect the impact of cost efficiency initiatives, productivity enhancements, government wage subsidies and a favorable sales mix. The Company generated $6.9 million and $3.6 million in operating cash flows and free cash flows, respectively, for the third quarter of 2020, compared to $19.4 million in operating cash flows and $13.4 million in free cash flows, respectively, for the same prior year period. The Company generated $1.6 million of net income, or $0.05 per diluted share for the third quarter of 2020. Adjusted EBITDA was $17.4 million for the third quarter of 2020, down from $22.4 million in the year ago quarter, but up 51.3% sequentially from $11.5 million in the second quarter of 2020.

Chief Executive Officer Dennis Bertolotti commented, "Our flexible and resilient organization once again responded to rapidly changing market conditions, capitalizing on a recovery in our end markets with a significant sequential quarterly revenue growth of nearly 19%. Conditions are beginning to improve in the energy sector, through stabilization in Oil and Gas and strengthening in the renewable sector, particularly wind energy. Our aerospace business has experienced some stabilization in North America, aided by our diversification efforts into defense and space, while the European aerospace market continues to lag. Gross profit margin in the third quarter 2020 continued the strong performance trend from the second quarter 2020, as our ability to quickly adapt to changes in both up and down markets has enabled us to improve gross profit margin year over year. SG&A was down over 12% from the year ago quarter, the largest relative decrease in quarterly overhead costs this year, as we continue to drive efficiencies. We remained operating and free cash flow positive in the third quarter, despite the investment in working capital required from the rapid increase in revenue in the third quarter. On a year-to-date basis, our free cash flow improved by $8.3 million, a significant 37% improvement over the prior year period. We have paid down $18.8 million of debt thus far in 2020, and this remains our top priority for our residual free cash flow. Our sequential improvement over the second quarter reflects strong execution, modest improvement in our end markets as well as growth in share of our target markets.”

Mr. Bertolotti additionally commented on the Company’s progress with a number of growth initiatives and provided an outlook for the balance of 2020, noting, “Our primary focus remains on evolving our services to meet the needs of our customers in the various markets we serve, so we remain an essential provider who enables our customers to operate their facilities efficiently, safely and in compliance with all regulatory requirements. As we expand our offerings and use mobile applications to quickly offer real value in data management of customer assets, new markets and opportunities are emerging. Consequently, we continue to invest in truly differentiated solutions to meet our customers’ unique requirements. In the energy markets, we are expanding into alternative energy, where the safety and integrity of wind turbines, for instance, offers promising growth opportunities. In aerospace, new opportunities are emerging beyond our traditional commercial markets, including space and defense, as owners continue to recognize our ability to provide effective project management capabilities to the many steps of their respective supply chains. Mistras Digital is another focused area of growth, whether it be ruggedized tablets in the field or greater use of Industrial IoT for remote monitoring and predictive maintenance. Mistras is uniquely positioned to capitalize on these new and emerging markets for which we have already made the investment and maintain a comprehensive capability. While volatility in today’s energy markets and the pervasive impact of the global pandemic continue to create headwinds and pose challenges in the near term, we are as confident as ever that we are ideally positioned to capitalize on the growing demand for services that can assure the safety, reliability and regulatory compliance of various market’s constantly growing infrastructure.”

Performance by segment during the quarter was as follows:

Services segment third quarter revenues were $119.7 million, down 21.5% from a year ago, but up 18.9% sequentially from the second quarter. Services segment revenues continue to reflect the slowdown in the energy and aerospace markets, primarily related to the COVID-19 pandemic. For the third quarter, gross profit margin was 31.4%, up from 28.4% in the third quarter of prior year. Gross profit margin benefitted from better utilization, favorable sales mix and wage subsidies in Canada.

International segment third quarter revenues were $26.5 million, down 28.5% from a year ago, but up 24.1% sequentially from the second quarter. Revenues primarily reflect the softness in the European aerospace market. International segment third quarter gross profit margin was 31.0% down slightly from 31.6% in the year ago quarter.

The Company generated $41.8 million of cash flows from operations in the first nine months of 2020, compared with $40.5 million in the year ago period. Free cash flow was $30.8 million in the first nine months of 2020, compared with $22.5 million in the comparable prior year period, an increase of 36.9%. Free cash flow benefitted from a tightening of our capital expenditure budget.

The Company’s net debt (total debt less cash and cash equivalents) was $214.4 million at September 30, 2020, compared to $239.7 million at December 31, 2019. Gross debt decreased by $18.2 million during the first nine months of 2020, from $254.7 million at the end of the year to $236.5 million at September 30, 2020.

Outlook for remainder of 2020
It remains extremely difficult to forecast with any degree of certainty at this time. The ongoing COVID-19 pandemic continues to significantly impact the Company’s two largest markets, Oil & Gas and Aerospace. The Oil & Gas industry appears to be signaling a flattening for the fourth quarter, and aerospace is also facing strong headwinds. As such, it is likely that fourth quarter consolidated revenue will be relatively flat to slightly down from the third quarter, adjusted EBITDA will be lower than the third quarter, while operating and free cash flow are expected to be higher than the third quarter. This outlook is contingent on continuing macroeconomic stability, including i) continuing stabilization in crude oil markets and ii) no implementation of new or increased stay-in-place mandates resulting from an increased spread of COVID-19, which could impact our ability to work as a critical service provider.

Conference Call

In connection with this release, MISTRAS will hold a conference call on November 5, 2020 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on MISTRAS' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may dial 1-844-832-7227 and use confirmation code 2268064 when prompted. The International dial-in number is 1-224-633-1529. Those who wish to listen to the call later can access an archived copy of the conference call at the MISTRAS Website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®

MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, and decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, power generation, civil infrastructure, and manufacturing industries towards achieving and maintaining operational excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; and building real-time monitoring equipment to enable safe travel across bridges, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing (“NDT”) field inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit
https://www.mistrasgroup.com/ or contact Nestor S. Makarigakis, Group Vice President of Marketing at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2019 Annual Report on Form 10-K dated March 27, 2020, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In the press release, the Company also uses the term "Net Income Excluding Special Items", which is GAAP net income adjusted for certain items management believes are unusual and non-recurring. In the tables attached is a table reconciling "Net Income (Loss) (GAAP)" to "Net Income Excluding Special Items (non-GAAP)", which reconciles the non-GAAP amount to a GAAP measurement. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company

Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalents.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2020	December 31, 2019
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$22,116	$15,016
Accounts receivable, net	114,090	135,997
Inventories	14,902	13,413
Prepaid expenses and other current assets	16,699	14,729
Total current assets	167,807	179,155
Property, plant and equipment, net	91,771	98,607
Intangible assets, net	69,389	109,537
Goodwill	201,623	282,410
Deferred income taxes	1,811	1,786
Other assets	48,374	48,383
Total assets	$580,775	$719,878
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$12,588	$15,033
Accrued expenses and other current liabilities	78,415	81,389
Current portion of long-term debt	9,889	6,593
Current portion of finance lease obligations	3,651	4,131
Income taxes payable	1,737	2,094
Total current liabilities	106,280	109,240
Long-term debt, net of current portion	226,617	248,120
Obligations under finance leases, net of current portion	11,291	13,043
Deferred income taxes	4,219	21,290
Other long-term liabilities	46,841	42,163
Total liabilities	395,248	433,856
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 29,191,876 and 28,945,472 shares issued and outstanding	292	289
Additional paid-in capital	233,267	229,205
Retained earnings (deficit)	(22,029)	77,613
Accumulated other comprehensive loss	(26,209)	(21,285)
Total Mistras Group, Inc. stockholders’ equity	185,321	285,822
Noncontrolling interests	206	200
Total equity	185,527	286,022
Total liabilities and equity	$580,775	$719,878

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Revenue	$147,894	$192,192	$431,794	$569,595
Cost of revenue	94,930	129,241	286,208	386,721
Depreciation	5,580	5,182	16,400	16,160
Gross profit	47,384	57,769	129,186	166,714
Selling, general and administrative expenses	37,113	42,328	116,278	126,014
Bad debt provision for troubled customers, net of recoveries	—	—	—	2,798
Impairment charges	—	—	106,062	—
Pension withdrawal expense	—	(45)	—	489
Research and engineering	638	650	2,170	2,261
Depreciation and amortization	3,182	4,089	10,359	12,380
Acquisition-related expense (benefit), net	709	(32)	186	970
Income (loss) from operations	5,742	10,779	(105,869)	21,802
Interest expense	3,645	2,959	9,410	10,065
Income (loss) before provision (benefit) for income taxes	2,097	7,820	(115,279)	11,737
Provision (benefit) for income taxes	544	4,733	(15,645)	6,493
Net income (loss)	1,553	3,087	(99,634)	5,244
Less: Net income (loss) attributable to non-controlling interests, net of taxes	30	(6)	8	13
Net income (loss) attributable to Mistras Group, Inc.	$1,523	$3,093	$(99,642)	$5,231

Earnings (loss) per common share:
Basic	$0.05	$0.11	$(3.43)	$0.18
Diluted	$0.05	$0.11	$(3.43)	$0.18
Weighted-average common shares outstanding:
Basic	29,177	28,800	29,086	28,678
Diluted	29,311	29,156	29,086	29,022

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenues
Services	$119,721	$152,572	$349,271	$454,079
International	26,477	37,050	76,887	109,302
Products and Systems	3,932	5,521	10,746	13,222
Corporate and eliminations	(2,236)	(2,951)	(5,110)	(7,008)
	$147,894	$192,192	$431,794	$569,595

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Gross profit
Services	$37,603	$43,330	$103,780	$127,903
International	8,197	11,695	21,612	33,113
Products and Systems	1,628	2,739	3,834	5,803
Corporate and eliminations	(44)	5	(40)	(105)
	$47,384	$57,769	$129,186	$166,714

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Services:
Income (loss) from operations (GAAP)	$13,599	$15,757	$(57,058)	$40,715
Bad debt provision for troubled customers, net of recoveries	—	—	—	2,778
Impairment charges	—	—	86,200	—
Pension withdrawal expense	—	(45)	—	489
Reorganization and other costs	58	125	125	202
Legal settlement	(360)	—	(360)	—
Acquisition-related expense (benefit), net	709	(125)	186	577
Income before special items (non-GAAP)	$14,006	$15,712	$29,093	$44,761
International:
Income (loss) from operations (GAAP)	$(66)	$2,921	$(22,422)	$5,155
Bad debt provision for troubled customers, net of recoveries	—	—	—	20
Impairment charges	—	—	19,862	—
Reorganization and other costs	21	90	313	355
Income (loss) before special items (non-GAAP)	$(45)	$3,011	$(2,247)	$5,530
Products and Systems:
Income (loss) from operations (GAAP)	$(160)	$509	$(1,936)	$(1,224)
Reorganization and other costs	5	218	5	218
Loss before special items (non-GAAP)	$(155)	$727	$(1,931)	$(1,006)
Corporate and Eliminations:
Loss from operations (GAAP)	$(7,631)	$(8,408)	$(24,453)	$(22,844)
Loss on debt modification	—	—	645	—
Reorganization and other costs	14	44	137	104
Acquisition-related expense, net	—	93	—	393
Loss before special items (non-GAAP)	$(7,617)	$(8,271)	$(23,671)	$(22,347)
Total Company:
Income (loss) from operations (GAAP)	$5,742	$10,779	$(105,869)	$21,802
Bad debt provision for troubled customers, net of recoveries	—	—	—	2,798
Impairment charges	—	—	106,062	—
Pension withdrawal expense	—	(45)	—	489
Reorganization and other costs	98	477	580	879
Loss on debt modification	—	—	645	—
Legal settlement	(360)	—	(360)	—
Acquisition-related expense (benefit), net	709	(32)	186	970
Income (loss) before special items (non-GAAP)	$6,189	$11,179	$1,244	$26,938

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net cash provided by (used in):
Operating activities	$6,929	$19,371	$41,791	$40,476
Investing activities	(3,310)	(10,580)	(10,558)	(21,628)
Financing activities	(4,740)	(6,382)	(25,077)	(29,521)
Effect of exchange rate changes on cash	649	(538)	944	(499)
Net change in cash and cash equivalents	$(472)	$1,871	$7,100	$(11,172)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net cash provided by operating activities (GAAP)	$6,929	$19,371	$41,791	$40,476
Less:
Purchases of property, plant and equipment	(3,233)	(5,713)	(10,676)	(17,275)
Purchases of intangible assets	(116)	(263)	(311)	(704)
Free cash flow (non-GAAP)	$3,580	$13,395	$30,804	$22,497

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Net income (loss) (GAAP)	$1,553	$3,087	$(99,634)	$5,244
Less: Net income (loss) attributable to non-controlling interests, net of taxes	30	(6)	8	13
Net income (loss) attributable to Mistras Group, Inc.	$1,523	$3,093	$(99,642)	$5,231
Interest expense	3,645	2,959	9,410	10,065
Provision (benefit) for income taxes	544	4,733	(15,645)	6,493
Depreciation and amortization	8,762	9,271	26,759	28,540
Share-based compensation expense	1,572	1,725	4,312	4,592
Impairment charges	—	—	106,062	—
Acquisition-related expense (benefit), net	709	(32)	186	970
Reorganization and other related costs	98	477	580	879
Legal settlement	(360)	—	(360)	—
Pension withdrawal expense	—	(45)	—	489
Loss on debt modification	—	—	645	—
Bad debt provision (benefit) for troubled customers, net of recoveries	—	—	—	2,798
Foreign exchange (gain) loss	898	197	1,965	(1,001)
Adjusted EBITDA (non-GAAP)	$17,391	$22,378	$34,272	$59,056

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income (Loss) Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(tabular dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$1,523	$3,093	$(99,642)	$5,231
Special items	447	400	107,113	5,136
Tax impact on special items(1)	(192)	(100)	(14,233)	(1,307)
Special items, net of tax	$255	$300	$92,880	$3,829
Net income (loss) attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$1,778	$3,393	$(6,762)	$9,060

Diluted EPS (GAAP)(2)	$0.05	$0.11	$(3.43)	$0.18
Special items, net of tax	0.01	0.01	3.19	0.13
Diluted EPS Excluding Special Items (non-GAAP)	$0.06	$0.12	$(0.24)	$0.31
_______________
(1) The Company modified the prior year tax effect on special items to be consistent with the current year methodology, which was to apply the current jurisdictional tax rate to each specific special item. The impact of this change on the three months ended September 30, 2019 was a reduction of special tax of approximately $(0.1) million and $(0.00) per diluted share and on the nine months ended September 30, 2019 was approximately ($0.8) million and ($0.03) per diluted share.
(2) For the nine months ended September 30, 2020, 213 thousand shares related to restricted stock were excluded from the calculation of diluted EPS due to the net loss for the period.